Exhibit 99.5

StockerYale, Inc.

32 Hampshire Road

Salem, New Hampshire 03079

June 27, 2008

Dear Virtek Shareholder:

We are pleased to send you the accompanying offer to purchase all of the issued and outstanding Common Shares of Virtek Vision International Inc. at a price of CDN$0.65 cash per share.

We believe our offer delivers significant value for Virtek’s shareholders. It represents (a) a 20% premium over the closing price of the Common Shares of CDN$0.54 on the Toronto Stock Exchange (“TSX”) on June 26, 2008, the last day during which the Common Shares were traded prior to announcement of this Offer, (b) a 48% premium over the closing price of the Common Shares of CDN$0.44 on the TSX on May 13, 2008, the day StockerYale first made an offer to the board of directors of Virtek, (c) a 59% premium above the 30-day average closing price of the Common Shares ended May 13, 2008, and (d) a 63% premium above the 90-day average closing price of the Common Shares ended May 13, 2008.

Although we have made numerous attempts to engage in discussions with Virtek to complete a negotiated transaction, Virtek has rejected our attempts to do so. Therefore, we feel compelled to make our offer available directly to you so that you can have the opportunity to realize a superior, immediate and certain value for your Common Shares. Our offer is a unique opportunity for Virtek’s shareholders to receive a significant premium for their Common Shares.

Our offer is open for acceptance until 11:59 p.m., Toronto time, on August 1, 2008, unless our offer is extended or withdrawn by us. We urge you to review the details of our offer in the enclosed materials and, should you have any questions, contact The Laurel Hill Advisory Group, our information agent, at (888) 211-2293, or your own professional advisor.

We appreciate your consideration of this offer for your Virtek Common Shares.

Sincerely,

Mark W. Blodgett

President and Chief Executive Officer

StockerYale, Inc.